Exhibit 99.1

UNITED STATES ENVIRONMENTAL PROTECTION AGENCY 2024 MODEL YEAR CERTIFICATE OF CONFORMITY WITH THE CLEAN AIR ACT OFFICE OF TRANSPORTATION AND AIR QUALITY ANN ARBOR, MICHIGAN 48105 Certificate Issued To: Mullen Automotive, Inc. (U.S. Manufacturer or Importer) Certificate Number: RMLAD00.08CU-001 Effective Date: 09/22/2023 Expiration Date: 12/31/2024 _________________________ Byron J. Bunker, Division Director Compliance Division Issue Date: 09/22/2023 Revision Date: N/A Test Group Name: RMLAD00.08CU Evaporative/Refueling Family Name: Applicable Exhaust Emission Standards: HDV2 (Federal HD chassis Class 3 GVW 10001-14000), ZEV, ILEV Applicable Evaporative/Refueling Standards: Engine Displacement: N/A Exhaust Emission Test Fuel Type: Full Useful Life Miles: Exhaust Emissions: 150,000 miles Full Useful Life Miles: Evaporative/Refueling Emissions: N/A Models Covered: Mullen Three Urban Utility: UU Battery Electric Vehicle Pursuant to section 206 of the Clean Air Act (42 U.S.C.7525) and 40 CFR Parts 85, 86, 88, 600, 1037, 1065, and 1066 as applicable, this certificate of conformity is hereby issued with respect to test vehicles which have been found to conform to the requirements of the regulations on Control of Air Pollution from New Motor Vehicles and New Motor Vehicle Engines (40 CFR Parts 85, 86, 88, 600, 1037, 1065, and 1066 as applicable) and which represent the new motor vehicle models listed above by test group and evaporative/refueling emission family, more fully described in the application of the above named manufacturer. Vehicles covered by this certificate have demonstrated compliance with the applicable emission standards as more fully described in the manufacturer's application. This certificate covers the above models, which are designed to meet the applicable emission standards specified in 40 CFR Parts 85, 86, 88, 600, 1037, 1065, and 1066 as applicable at both high and low altitude as applicable. EPA is issuing this certificate subject to the conditions and provisions of 40 CFR 86.1848(c), and 40 CFR 1037 as applicable. This certificate covers only those new motor vehicles or vehicle engines which conform, in all material respects, to the design specifications that apply to those vehicles or engines described in the documentation required by 40 CFR Parts 85, 86, 88, 600, 1037, 1065, and 1066 as applicable and which are produced during the 2024 model year production period stated on this certificate of the said manufacturer, as defined in 40 CFR Parts 85, 86, 88, 600, 1037, 1065, and 1066 as applicable. The manufacturer shall obtain the approval of the California Air Resources Board (in the form of an executive order issued by the California Air Resources Board) prior to introducing any vehicle covered by this certificate into commerce 1) in the State of California, or 2) in a State that, under the authority of Section 177 of the Clean Air Act, has adopted and placed into effect the California standards to which this test group has been certified. In the case of completely assembled vehicles, this certificate of conformity covers only vehicles which are completely manufactured prior to January 1, 2025. Normally incompletely assembled vehicles (such as cab chassis) may be completed after this date, provided that the basic manufacturing (including installation of the emission control system) was completed prior to January 1, 2025. This certificate does not cover vehicles sold, offered for sale, or introduced, or delivered for introduction, into commerce in the U.S. prior to the effective date of the certificate.